Sullivan & Worcester LLP	T 617 338 2800
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August 15, 2011

Legg Mason Value Equity Portfolio

Met Investors Series Trust

5 Park Plaza, Suite 1900

Irvine, California 92614

Legg Mason ClearBridge Aggressive Growth Portfolio

Met Investors Series Trust

5 Park Plaza, Suite 1900

Irvine, California 92614

Re: Reorganization of Legg Mason Value Equity Portfolio, a series of Met Investors Series Trust, into Legg Mason ClearBridge Aggressive Growth Portfolio, a series of Met Investors Series Trust

Ladies and Gentlemen:

You have asked for our opinion as to certain Federal income tax consequences of the transaction described below.

Parties to the Transaction

Legg Mason Value Equity Portfolio (“Target Fund”) was a series of Met Investors Series Trust, a Delaware statutory trust (the “Trust”).

Legg Mason ClearBridge Aggressive Growth Portfolio is a series of the Trust.

Description of Proposed Transaction

In the transaction (the “Reorganization”), Acquiring Fund acquired all of the assets of Target Fund in exchange for shares of Acquiring Fund of equivalent value and the assumption of the identified liabilities of Target Fund. Target Fund then liquidated and distributed all of the Acquiring Fund shares which it held to its shareholders pro rata in proportion to their shareholdings in Target Fund, in complete redemption of all outstanding shares of Target Fund, and promptly thereafter dissolved.

Scope of Review and Assumptions

In rendering our opinion, we have reviewed and relied upon the Agreement and Plan of Reorganization between the Trust, with respect to Acquiring Fund, and the Trust, with respect to

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Legg Mason ClearBridge Aggressive Growth Portfolio

August 15, 2011

Target Fund, (the “Reorganization Agreement”) dated as of December 1, 2010, which is enclosed as Exhibit A in prospectus/proxy materials dated December 13, 2010, which describes the transaction, and on the information provided in such proxy materials. We have relied, without independent verification, upon the factual statements made therein, and assume that there was no change in material facts disclosed therein between the date of this opinion and the closing of the Reorganization on May 2, 2011. We further assume that the transaction was carried out in accordance with the Reorganization Agreement.

Representations

Written representations, copies of which are attached hereto, have been made to us by the appropriate officers of Target Fund and Acquiring Fund, and we have without independent verification relied upon such representations in rendering our opinions.

Discussion

One of the prerequisites for a tax-free reorganization under the Internal Revenue Code is that the transaction represent a continuity of the business enterprise of the acquired entity. As interpreted by the Treasury in regulations, and in accordance with court decisions, continuity of business enterprise is present if the acquiring entity either continues the business of the acquired entity or uses a substantial portion of the acquired entity’s historic assets in its own business. The regulations, and private letter rulings in the area issued by the Internal Revenue Service, suggest that the latter test is met if the acquiring fund uses at least one third of the historic assets of the target fund in the business of the acquiring fund. The Acquiring Fund in this transaction has not represented that it will use any particular portion of the assets of the Target Fund in the business of the Acquiring Fund, since it may be in the best interests of shareholders to dispose of most or all of the historic assets of the Target Fund at the time of or soon after the closing of the Reorganization. Therefore, continuity of business enterprise may be present only if the Acquiring Fund continues the historic business of the Target Fund.

There is very little official guidance as to the meaning of continuation of the historic business. In Revenue Ruling 87-76, a municipal bond fund acquired all of the assets of a fund which had historically invested in corporate debt and equity instruments. The transaction was held to lack continuity of business enterprise, even though both funds were in the business of investing. In several private letter rulings, the Internal Revenue Service has apparently accepted a representation that the acquiring fund will continue the business of the target fund, but no details as to the businesses are set forth.

The investment strategies for Target Fund are similar to those for Acquiring Fund. Both are actively managed and invest in a portfolio comprised of domestic equity securities and foreign securities. Target Fund normally invests at least 80% of its net assets in common stock and other equity securities that offer the potential for capital growth. Target Fund may also invest up to 20% of its total assets in long term debt securities. Target Fund may invest up to 25% of its total assets in foreign issuers. Acquiring Fund normally invests primarily in common stocks that will experience growth exceeding the average rate of earnings growth of companies

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August 15, 2011

which comprise the S&P 500 Index. Acquiring Fund may also invest up to 25% of its net assets in foreign securities. Since both funds invest primarily in the common stock of domestic companies, the continuity of business requirement appears to be satisfied. However, because of the lack of definitive guidance, our opinions cannot be entirely free from doubt.

Opinions

Based on and subject to the foregoing, and our examination of the legal authority we have deemed to be relevant, we have the following opinions, all of which are not entirely free from doubt for the reason above stated:

1. The transfer of all of the assets of Target Fund to Acquiring Fund in exchange for shares of Acquiring Fund and assumption by Acquiring Fund of the identified liabilities of Target Fund followed by the distribution of said Acquiring Fund shares pro rata to the shareholders of Target Fund in liquidation of Target Fund constituted a “reorganization” within the meaning of § 368(a)(1) of the Internal Revenue Code of 1986, as amended (the “Code”), and Acquiring Fund and Target Fund are each “a party to a reorganization” within the meaning of § 368(b) of the Code.

2. No gain or loss was recognized by Acquiring Fund upon the receipt of the assets of Target Fund solely in exchange for Acquiring Fund shares and the assumption by Acquiring Fund of the identified liabilities of Target Fund.

3. No gain or loss was recognized by Target Fund upon the transfer of its assets to Acquiring Fund in exchange for Acquiring Fund shares, the assumption by Acquiring Fund of the identified liabilities of Target Fund, or upon the distribution (whether actual or constructive) of such Acquiring Fund shares to the shareholders of Target Fund in exchange for their Target Fund shares.

4. The shareholders of Target Fund recognized no gain or loss upon the exchange of their Target Fund shares for Acquiring Fund shares in liquidation of Target Fund.

5. The aggregate tax basis of the Acquiring Fund shares received by each shareholder of Target Fund pursuant to the Reorganization is the same as the aggregate tax basis of the Target Fund shares held by such shareholder immediately prior to the Reorganization, and the holding period of the Acquiring Fund shares received by each shareholder of Target Fund includes the period during which the Target Fund shares exchanged therefor were held by such shareholder (provided the Target Fund shares were held as capital assets on the date of the Reorganization).

6. The tax basis of the assets of Target Fund acquired by Acquiring Fund is the same as the tax basis of those assets to Target Fund immediately prior to the Reorganization, and the holding periods of the assets of Target Fund in the hands of Acquiring Fund includes the respective periods during which those assets were held by Target Fund.

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7. The Acquiring Fund succeeded to and will take into account the capital loss carryover, if any, of the Acquired Fund described in Section 381(c) of the Code. The Acquiring Fund will take any capital loss carryovers into account subject to the conditions and limitations specified in Section 381, 382, 383 and 384 of the Code and regulations thereunder.

The foregoing opinions are based on the Code as in effect on the date hereof and administrative and judicial interpretations of it. No assurance can be given that the Code will not change or that such interpretations will not be revised or amended adversely, possibly with retroactive effect. This opinion letter is delivered to you in satisfaction of the requirements of Sections 8.6 of the Reorganization Agreement. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement on Form N-14 relating to the Reorganization and to use of our name and any reference to our firm in such Registration Statement or in the prospectus/proxy statement constituting a part thereof. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Sullivan & Worcester LLP

SULLIVAN & WORCESTER LLP